EXHIBIT 10.3

September 5, 2019

Preetam Shah

Re: Offer of Employment

Dear Dr. Shah:

I am pleased to confirm an offer for you, by way of this offer letter (this “Letter”), to join BRAINSTORM CELL THERAPEUTICS INC., a Delaware corporation (the “Company”) on a full-time basis, in the position of Executive Vice President, Chief Financial Officer and Treasurer. Your employment commencement date shall be September 6, 2019 (the “Effective Date”) and shall continue until terminated pursuant to the terms hereof (collectively, the “Employment Period”).

The terms of your employment and compensation will consist of the following:

(i)	Hours Commitment: You will be expected to work in a full-time capacity, meaning a 40-hour work week, with the days and hours to be mutually agreed upon by the parties, pursuant to the Company’s ordinary course of business (other than weeks that include Company recognized holidays or weeks during which you take vacation days). You may be required to travel in connection with your position. Your office shall be located at the Company’s office suite in New Jersey or Manhattan New York. Additionally, you agree to travel to the Company’s other offices and to other destinations in connection with the provision of services by you as the Company’s, including as and when you are directed to do so, from time to time, by your direct supervisor.

(ii)	Title: Executive Vice President, Chief Financial Officer and Treasurer.

(iii)	Nature of Services: You will directly report to our Chief Executive Officer (“CEO”), and your primary responsibilities will consist of those listed on Exhibit A (collectively, the “Executive Duties”) or as may otherwise be directed from time to time by our CEO.

(iv)	Compensation*:

a.	In consideration of the performance of the Executive Duties, you shall be entitled to receive an annual base compensation of Three Hundred Fifty Thousand and 00/100s U.S. Dollars (USD$350,000.00) (the “Base Salary”), payable in installments in accordance with the general payroll practices of the Company in effect at the time such payment is made, during the Employment Period (e.g., timing of payments and standard employee deductions, such as income and employment tax withholdings). No additional compensation shall be payable to you by reason of the number of hours worked or any hours worked on Saturdays, Sundays or holidays, by reason of special responsibilities assumed (whether on behalf of the Company or any of its subsidiaries or affiliates), special projects completed, or otherwise.

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555

b.	You shall be eligible to receive an annual cash bonus during the Employment Period equal to 40% of the Base Salary, subject to your satisfaction of pre-established performance goals to be mutually agreed upon by you and the Board of Directors (the “Board”) of the Company (or a committee thereof) each year during the Employment Period. Performance shall be evaluated through a performance management framework and a bonus range based on the target bonus. Your bonus for 2019 fiscal year shall be pro-rated based on the number of days you worked in fiscal year 2019.

c.	Upon the Effective Date you shall receive a one-time grant of stock options under the 2014 Stock Incentive Plan or 2014 Global Share Option Plan, as applicable, or successor plan thereto (collectively, the “Plan”) (i) to purchase up to 100,000 shares of Company common stock, at an exercise price per share equal to the fair market value on the date of grant, as determined based on the price per share of Company common stock immediately preceding normal trading hours on the date of grant, according to Nasdaq (the “FMV Option”), and (ii) to purchase up to 100,000 shares of Company common stock at an exercise price per share equal to $6.00 per share, but in no event less than the price per share of the FMV Option (the “Fixed Option”, and together with the FMV Option, the “Options”). Each Option shall vest and become exercisable as follows: 25% of the shares underlying the Option shall vest and become exercisable on the first anniversary of the date of grant, and the remaining shares underlying the Option shall vest and become exercisable in equal quarterly installments thereafter, until fully vested and exercisable on the fourth anniversary of the date of grant, provided that you remain continuously employed by the Company from the date of grant through each applicable vesting date; each Option shall have a ten (10) year term. Any unvested shares underlying the Options as of the date of your employment termination shall automatically terminate. Unless otherwise provided in the Plan, you shall have 90 days after termination of employment with the Company to exercise the Options to the extent then vested. The grants of the Options are also contingent upon the prior approval of the Board or the Compensation Committee of the Board and your execution of one or more stock option agreements in such form and substance as may reasonably be determined by the Company, which the parties will endeavor to execute within ten (10) days from the Effective Date. Immediately prior to a Change of Control (as defined below) during the Employment Period, any then unvested shares underlying the Options shall vest and become exercisable in full.

d.	Upon the Effective Date you shall receive a one-time grant under the Plan of 25,000 shares of restricted common stock of the Company (the “Restricted Stock Grant”), which shall vest as to 100% of the award on the one year anniversary of the grant date, provided you remain continuously employed by the Company from the date of grant through the vesting date. The Restricted Stock Grant shall be contingent upon your execution of one or more restricted stock agreements in such form and substance as may reasonably be determined by the Company. In the event of your termination of employment, any portion of the Restricted Stock Grant that is not yet vested shall automatically be immediately forfeited to the Company, without the payment of any consideration to you. You hereby acknowledge that you are responsible for obtaining the advice of the your own tax advisors with respect to the acquisition of the Restricted Stock Grant and the Options, and are relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating thereto. You acknowledge that you understand that you (and not the Company) shall be responsible for your tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Stock Grant and any accrued dividends with respect thereto. You acknowledge that you have been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Restricted Stock Grant. Immediately prior to a Change of Control during the Employment Period, any unvested shares of the Restricted Stock Grant shall immediately vest in full.

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555

e.	In addition to the foregoing, you shall be entitled to participate in the Plan and receive such additional stock options or other equity awards relating to the equity of the Company as determined by the Board (or the Compensation Committee of the Board) in its sole and absolute discretion.

f.	Upon presentation of vouchers and similar receipts, you shall be entitled to receive reimbursement in accordance with the policies and procedures of the Company maintained from time to time for all reasonable business expenses actually incurred in the performance of the Executive Duties.

g.	“Change of Control” means the first to occur of any of the following: (i) The sale, transfer, conveyance or other disposition by the Company, in one or a series of related transactions, whereby an independent third party(s) becomes the beneficial owner of a majority of the voting securities of the Company; (ii) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or (iii) any sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, no change in ACCBT Corp., ACC International Holdings Ltd. or their affiliates’ ownership of the Company shall be deemed a Change of Control under this Agreement, and none of the following shall, either together or alone, constitute a Change of Control: (A) the subscription for, or issuance of Company securities (whether or not constituting more than 50% of the Company’s issued and outstanding securities (unless such subscription or issuance would result in a Change of Control under clause (i) above)); (B) the issuance or exercise of Board appointment or nomination rights of any kind (whether or not relating to a majority of Board members); (C) preemptive rights to purchase securities of the Company, or the exercise of such rights; (D) the right to consent to Company corporate actions; or (E) the exercise of warrants or options.

*Subject to all mandatory withholdings required by applicable law.

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555

(v)	Employee Benefits: You shall be entitled to participate in such employment benefits, including but not limited to a Section 401(k) retirement plan, health, dental, and long term disability plans as are established by the Company and as in effect from time to time applicable to executives of the Company. The Company shall provide health and dental insurance plans or, if the Company is unable to provide such plans, the Company will reimburse you for your health and dental insurance costs. The Company shall not be required to establish, continue or maintain any other specific benefits or benefit plans other than health and dental insurance.

(vi)	Other Employee Benefits; Vacation: You shall be entitled to those other employee benefits which are generally offered to the Company’s full-time employees, and as required by applicable law. Notwithstanding, you shall also be entitled to vacation during each year of the Employment Period in accordance with the policies and procedures of the Company maintained from time to time; provided that you shall be entitled to 20 days of vacation per fiscal year.

(vii)	No Additional Compensation. Except as provided herein or as determined in the discretion of the Compensation Committee of the Board, you shall not be entitled to any other compensation, salary or bonuses for services as an employee of Company.

(viii)	Confidentiality; Work for Hire: You will be required to execute the Company’s standard Assignment, Non-Competition, Non-Solicitation and Confidentiality Agreement on or prior to your Start Date. A copy of this Assignment, Non-Competition, Non-Solicitation and Confidentiality Agreement has been appended to this Letter for your review and execution.

(ix)	Termination and Consequences.

(a)	Notwithstanding any other provision of this Agreement to the contrary, you may terminate this Agreement at any time during the Employment Period, (i) for Good Reason (as defined below), or (ii) without Good Reason on (A) thirty (30) days’ prior written notice to the Company through the first anniversary of the Effective Date; or (B) sixty (60) days’ prior written notice following the first anniversary of the Effective Date.

(b)	Notwithstanding any other provision of this Agreement to the contrary, the Company may terminate this Agreement at any time during the Employment Period, (i) immediately with Cause (as defined below), or (ii) on thirty (30) days’ prior written notice to you, without Cause.

(c)	If the Company terminates this Agreement or your employment hereunder without Cause or if you terminate this Agreement or your employment hereunder with Good Reason, the Company shall: pay you, as severance pay, an amount equal to three (3) months of your Base Salary payable in a lump sum payment within ninety (90) days following the termination date; and (ii) pay you within thirty (30) days of the termination of your employment any portion of the bonus that you would otherwise be entitled to receive during the period of employment in that fiscal year (giving you credit for those milestones and performance goals that you successfully completed through the effective termination date); and (iii) immediately vest in the number of equity or equity based awards that would have vested during the following three (3) months following the effective date of termination of employment; and (iv) shall continue to provide to or pay the cost of continuation of your and your eligible dependents’ health insurance benefits for three (3) months following termination date. Should you become eligible for health insurance benefits provided by a new employer, then the Company’s obligation to pay for or reimburse you for health insurance costs will terminate when your new health insurance benefit begins. Notwithstanding anything to the contrary, no compensation of any kind shall be payable to you under this section unless or until you execute and deliver a full and general waiver and release to the Company (in favor of the Company, its successors, assigns, Board members, officers, employees, affiliates, subsidiaries, parent companies and representatives), in a form reasonably acceptable to the Company and you, such waiver and release to be delivered by you within ten (10) days after the termination of your employment (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law).

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555

(d)	If the Company terminates this Agreement or your employment hereunder with Cause or you terminate this Agreement or your employment hereunder without Good Reason, then (i) your Base Salary shall be discontinued upon the termination of the Agreement or your employment hereunder, (ii) no bonus compensation, accrued or otherwise, shall be payable for the year in which the termination with Cause or without Good Reason occurs, (iii) to the extent permitted by applicable law, you shall cease to be entitled to participate in any benefit plans or programs maintained by the Company, and (iv) you shall forfeit all rights to any Company stock options if terminated by the Company for Cause and shall forfeit all rights with respect to any Company unvested restricted stock if terminated by the Company for Cause or if terminated by you without Good Reason. You shall be entitled to receive payment for all accrued Base Salary and benefits earned through and including the date of termination, including, but not limited to all bonus earned, but not yet paid, for the year preceding the year in which such termination occurs, payment for all accrued, unused vacation, reimbursement of all business expenses incurred through the date of termination, and all vested benefits to which the employee is entitled. In addition, you and your eligible dependents shall be entitled to continue all group health benefits at your or their expense, pursuant to applicable law.

(e)	If you die or are unable to perform your duties and/or any other obligations hereunder because of a Disability (as defined herein) during the term of this Agreement, then the Agreement shall terminate, except that the Company shall pay within thirty (30) days of such event all accrued Base Salary and any bonus that you would otherwise have been entitled to receive through the date that your employment with the Company is terminated and for a period of three (3) months thereafter. In the case of a Disability, you shall also receive any applicable payments and benefits pursuant to any disability plan or policy sponsored or maintained by the Company. The unvested Options shall remain outstanding in accordance with their existing terms and conditions.

(f)	“Good Reason” means (i) a material reduction of your base salary and benefits from the levels in effect immediately prior to the reduction, (ii) a material reduction of your duties and responsibilities from those in effect immediately prior to the reduction, or (iii) material breach by the Company of any provision of this Agreement after receipt of written notice thereof from the you and failure by the Company to cure the breach within thirty (30) days thereafter. A termination by you will not be considered a termination for Good Reason unless within thirty (30) days of the later of the last event relied upon by you to establish Good Reason or knowledge thereof, you furnish the Company with a written statement specifying the reason or reasons why you believe you are entitled to terminate employment for Good Reason and afford the Company at least thirty (30) days during which to remedy the cause thereof. Such 30 day notice period may run concurrently with the 30 day notice specified in (ix)(a) above. Any termination for Good Reason shall not be deemed a breach of the Agreement. If the Company timely cures the condition giving rise to Good Reason for your resignation, the notice of termination shall become null and void. If the Company does not timely cure the condition giving rise to Good Reason, your termination of employment shall be effective as of the end of such cure period.

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555

(g)	“Cause” means a good faith finding by the Company of: (i) gross negligence or willful misconduct by you in connection with the your duties, (ii) your indictment for, conviction of, or entry of a plea of guilty or no contest or similar plea with respect to any felony, acts of fraud, misrepresentation, embezzlement, theft, dishonesty or breach of fiduciary duty of loyalty to the Company or any of its subsidiaries, or a material and intentional breach of any material term of this Agreement, (iii) willful or repeated failure to follow specific directives of the CEO and/or the Board (or its committees or other designees), (iv) willful failure by you (except where due to Disability or where performance of your duties is prohibited by law) or refusal to perform the your Duties, which failure or refusal is not corrected by you within ten (10) business days following receipt by the you of written notice from the Company of such failure or refusal, and the actions required to correct the same, to the satisfaction of the CEO, (v) misappropriation by you of the assets or business opportunities of the Company or its affiliates, (vi) any intentionally wrongful act or omission by you that has a material adverse effect on the reputation or business of the Company or any of its subsidiaries or affiliates, (vii) a willful and/or knowing breach by you of any representations or warranties included in this Agreement, or (viii) you knowingly allowing any third party to commit any of the acts described in any of the preceding clause (v) against the Company.

(h)	“Disability” means your inability to perform your duties pursuant to the terms of this Agreement, because of physical or mental disability where such disability shall have existed for a period of more than ninety (90) consecutive days in any two hundred and seventy (270) day period. The existence of a Disability means that you cannot perform the essential functions of your position with or without reasonable accommodation. The fact of whether or not a Disability exists hereunder shall be determined by a professionally qualified medical expert reasonably chosen by the Company.

(x)	Special Payment Provision. Notwithstanding any provision herein to the contrary:

a.	This agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder such that no payment provided hereunder shall be subject to an “additional tax” within the meaning of Section 409A. To the extent that any provision in this agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments due under this agreement shall not be subject to any additional tax. For purposes of Section 409A, each payment made under this agreement shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555

b.	If payment or provision of any amount or other benefit that is a “deferral of compensation” subject to section 409A of the Code at the time otherwise specified in this agreement or elsewhere would subject such amount of benefit to additional tax pursuant to section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring such additional tax. In the event this Section 11(o)(ii) requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date of the payment should otherwise have been provided.

c.	If any payment or benefit permitted or required under this agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this agreement to either party.

As you are aware, you will be a full-time employee with the Company and must devote your full attention and efforts to the Company during regular work hours; your employment with the Company is "at will," which means your employment may be terminated at any time for any reason, by either party, with or without notice; and this Letter is an outline of the terms of our offer and is not intended to create a contract of employment between you and the Company.

This Letter will be governed solely by the laws of the State of New York without giving effect to the conflict of laws principles thereof. You further agree to submit to the exclusive jurisdiction of the courts situated in the State of New York in respect of any issue and/or dispute which arises hereunder and/or in connection with your employment with the Company.

By signing this Letter, you confirm that you are not subject to any agreements or other restrictions that would prevent you from working for the Company and carrying out the services described above. You further confirm that your employment with the Company will not violate or breach any confidential relationship between you and any third party, and that you will not disclose to the Company or use for the Company’s benefit any confidential or trade secret information of any third party. You agree that at no time during the period of your employment with the Company will you undertake responsibilities or obligations which will present a conflict of interest with, or limit your ability to fulfill the duties of your position with the Company.

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555

You are required by law to provide documentation necessary to complete U.S. Government Form I-9. Your employment will not commence until the Company has received such materials/documentation. In addition, this offer is contingent on verification of the information you have provided on your employment application and in your job interview.

We look forward to having you join the Brainstorm team, and we are confident that you’ll contribute to its overall success. If you should have any questions please feel free to contact me at your earliest convenience.

Sincerely,

BRAINSTORM CELL THERAPEUTICS INC.

		By:	/s/ Chaim Lebovits
Name: Chaim Lebovits
Title: President and Chief Executive Officer

ACKNOWLEDGED AND AGREED
AS OF THE DATE SET FORTH BELOW:

By:	/s/ Preetam Shah
Name: Preetam Shah
Title: In his individual capacity

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555

EXHIBIT A

Executive Duties and Responsiblities

1.	Directing, overseeing, and handling the company’s financials and all related legally and regulatory filings, reporting and disclosures. As well as:

a.	Managing accounting operations and responsible for general financial compliance.

b.	Directing and implementing corporate accounting policies and internal financial controls.

c.	Responsible for recruiting, directing, managing and training accounting and finance staff.

d.	Collaborating across Senior Management on corporate strategy and resource allocation to R&D and other functions.

2.	Directing and handling the Company’s Investor Relations (IR) efforts, subject to full coordination with, and the approval of, the CEO. Handling Company’s IR also includes:

a.	Managing and handling day to day relationships with investors and investment institutions, coordinating investor activities and identifying new business opportunities.

b.	Managing investor relation firm engagement.

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555

ASSIGNMENT, NON-COMPETITION, NON-SOLICITATION

AND CONFIDENTIALITY AGREEMENT

This Assignment, Non-Competition, Non-Solicitation and Confidentiality Agreement (this “Agreement”) is hereby effective as of September 5, 2019. As a condition of my employment with BRAINSTORM CELL THERAPEUTICS INC., its subsidiaries, affiliates, successors or assigns (collectively, the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereinafter paid to me by the Company, I, the undersigned, agree to the following:

1.            At-Will Employment. I understand and acknowledge that, unless I enter into a written employment agreement with the Company my employment with the Company is for an unspecified duration and constitutes "at-will" employment. I also understand that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by an authorized representative of the Company. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or me, with or without notice.

2.            Confidential Information.

2.1          Company Information. I recognize that the Company has devoted substantial money, time and resources in developing Confidential Information, and that the Company pays its employees, among other things, to develop and preserve its business information. Accordingly, I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of an authorized representative of the Company, any Confidential Information of the Company. I understand that "Confidential Information" means any Company technology or economic competitively valuable proprietary information, technical data, patients advocacy strategies, communications relating to patients (both internal and external), trade secrets or know-how, including, but not limited to, research, product plans, company business or working plans, products, Public Relations & Investor Relation strategies or communications, pricing and pricing methods, services, customer lists and customers (including, but not limited to, prospective and actual customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, technology, designs, drawings, models, engineering, marketing, finances, employee compensation data or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. In addition, I agree not to do any of the following: (a) disclose or disseminate Confidential Information to anyone, including any Company employee or volunteer, who lacks a need to know; (b) remove proprietary information from the Company's premises without the express written authorization from Company; and (c) use the Confidential Information for my own or any third party's benefit. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

2.2          Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555

2.3          Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

2.4          Governmental Limitations. Nothing set forth in the Agreement or in any other agreement or policy of the Company shall prohibit any person from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. No person shall require prior authorization of any party to make any such reports or disclosures, and no person shall be required to notify the Company that he or she has made such reports or disclosures. Furthermore, nothing in the Agreement shall prohibit or limit a person from receiving a whistleblower award or other financial benefit for participating in a government investigation.

3.            Inventions.

3.1          Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to: (a) any and all inventions, developments, concepts, designs, discoveries, ideas, patents, patent applications, improvements, and all other worldwide rights of inventorship; (b) all copyrights in copyrightable works, all copyright registrations and/or applications, all original works of authorship, any derivations thereof and all moral rights appurtenant thereto; (c) all trademarks, service marks, trade names, trade dress, product names and slogans and any common law rights and good will appurtenant thereto, and all applications and registrations thereof; (d) all registered and unregistered domain names, uniform resource locators and keywords; (e) all computer and electronic data, documentation and software, including both source and object code, computer and database applications and operating programs; (f) all trade secrets and Confidential Information, including ideas, research notes, client lists, development notes, know-how, formulas, business methods and techniques and marketing, financial and pricing data; and (g) all other intellectual property rights relating to any or all of the foregoing, including any renewals, continuations or extensions thereof, whether or not patentable or registrable under copyright, trademark or similar laws (collectively hereinafter, the "Inventions"), which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company. I further acknowledge that all original works of authorship, as mentioned in this Section 3, which are or have been made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright, patent and/or trademark are "works made for hire," as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to me as a result of the Company's efforts to commercialize or market any such Invention.

3.2          Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be deemed Confidential Information and will be available to and remain the sole property of the Company at all times.

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555

3.3          Patent, Copyright and Trademark Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, trademarks, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, trademarks, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent, trademark, copyright or other intellectual property registrations thereon with the same legal force and effect as if executed by me.

4.            Solicitation of Customers. I recognize that the Company pays its employees, among other things, to develop and preserve customer and client goodwill, customer loyalty and customer and client contacts for and on behalf of the Company. Accordingly, for the period of twelve (12) months after the date of termination of my employment with the Company for any reason, whether with or without cause, I will not solicit the business of any client or customer of the Company, directly or indirectly, who is such on or prior to the date of such termination. In addition, I will not solicit the business of any defined prospective client or customer. A defined prospective client or customer is one that is (a) an assigned account of any Company employee or (b) on an account list in any employee's sales or pipeline report within the last year from the termination date. I expressly agree that the limitation of this Section protects a legitimate business interest of the Company. Nevertheless, in the event that any of the restrictions and limitations contained in this Section are deemed unreasonable or to otherwise exceed the time and/or geographic limitations permitted by applicable law, such provisions of this Section shall be reformed to the maximum time and/or geographic limitations permitted by applicable law.

5.            Conflicting Employment. I agree that, during the term of my employment with the Company and for a period of three (3) months after the date of termination of my employment with the Company for any reason, whether with or with cause, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company. I expressly agree that the limitation of this Section protects a legitimate business interest of the Company. Nevertheless, in the event that any of the restrictions and limitations contained in this Section are deemed unreasonable or to otherwise exceed the time and/or geographic limitations permitted by applicable law, such provisions of this Section shall be reformed to the maximum time and/or geographic limitations permitted by applicable law. Further, the non-competition provision in this Section shall not apply to employment and other statuses set forth in this Section in any other jurisdiction in which they are prohibited. The remainder of this Agreement shall apply within and outside of such jurisdictions.

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555

6.            Returning Company Property. I agree that, at the time of leaving the employ of the Company, I will deliver and return to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Company-owned devices, records, data, files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me or in my possession, including, without limitation, those records maintained pursuant to paragraph 3.3.

7.            Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant to the Company the right to notify my new employer about my rights and obligations under this Agreement.

8.            Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit, hire, offer employment or encourage any of the Company's employees, independent contractors or vendors to leave their employment / engagement, either for myself or for any other person or entity. I expressly agree that the limitation of this Section protects a legitimate business interest of the Company. Nevertheless, in the event that any of the restrictions and limitations contained in this Section are deemed unreasonable or to otherwise exceed the time and/or geographic limitations permitted by applicable law, such provisions of this Section shall be reformed to the maximum time and/or geographic limitations permitted by applicable law.

9.            Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any prior agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with this Agreement.

10.          Equitable Relief. I acknowledge and agree that it is impossible to measure in money the damages which will accrue to the Company if I should breach or be in default of any of my representations or agreements set forth in this Agreement. Accordingly, if I breach or am in default of any such representations or agreements, the Company shall have the full right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond. If any action or proceeding is instituted by or on behalf of the Company to enforce any term of this Agreement, I hereby waive any claim or defense thereto that the Company has an adequate remedy at law or that the Company has not been, or is not being, irreparably injured by my breach or default. The rights and remedies of the Company pursuant to this Section are cumulative, in addition to, and shall not be deemed to exclude, any other right or remedy which the Company may have pursuant to this Agreement or otherwise, at law or in equity.

11.          Governing Law; Venue. This Agreement will be governed solely by the laws of the State of New York without giving effect to the conflict of laws principles thereof. I further agree to submit to the exclusive jurisdiction of the courts situated in the State of New York in respect of any issue and/or dispute which arises hereunder.

12.          Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555

13.          Full Knowledge and Volition. I acknowledge and agree that I have received a copy of this Agreement, that I have read and understood all of the terms and conditions of this Agreement, and that I have had full opportunity to be advised of my right and to discuss all aspects of this Agreement with counsel of my own choosing prior to execution hereof.

14.          Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

15.          Waiver. No course of dealing or omission on the party of the Company in asserting or exercising any right, power or remedy conferred by this Agreement shall constitute or operate as a waiver thereof or otherwise prejudice its rights, powers and remedies conferred by this Agreement or shall preclude any other or further exercise thereof of any other right, power and remedy.

16.          Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

17.          Attorney’s Fees. Should I be found liable for any action taken to enforce this Agreement, I will reimburse the Company for all reasonable attorney’s fees and court costs.

18.          Waiver. No act or failure to act by Company waives any rights herein. To be effective, any waiver by Company must be in writing and executed by an executive officer of the Company.

19.          Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

20.          Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed one in the same original instrument.

BRAINSTORM CELL THERAPEUTICS INC.

By:	/s/ Chaim Lebovits
Name: Chaim Lebovits
Title: Chief Executive Officer and President

EMPLOYEE

By:	/s/ Preetam Shah
Name: Preetam Shah
Title: In his individual capacity

Confidential

BrainStorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019

Phone: 201-488-0460 Fax: 201-430-7555